Exhibit 99.1

NEWS RELEASE
LINN ENERGY TO ACQUIRE PROPERTIES IN
THE TEXAS PANHANDLE AND OKLAHOMA FOR $220 MILLION
HOUSTON, May 9, 2011 — LINN Energy, LLC (NASDAQ: LINE) announced today that it signed a definitive purchase agreement with Panther Energy Company, LLC and Red Willow Mid-Continent, LLC to acquire 40 percent of their oil and natural gas properties located in Ochiltree and Lipscomb Counties, Texas and Ellis County, Oklahoma for a contract price of $220 million, subject to closing conditions. The Company anticipates the acquisition will close on or before June 1, 2011, and will be financed with net proceeds from the recently announced senior notes offering.
“The acquisition of these properties enhances LINN’s overall position in the Texas Panhandle area, and marks our entry into the liquids-rich window of the horizontal Cleveland play in the Anadarko Basin,” said Mark E. Ellis, President and Chief Executive Officer of LINN Energy. “Partnering with Panther will align us with an experienced and efficient operator that has been active and successful in this area for several years. This acquisition provides high rate-of-return projects and we expect it to be immediately accretive to our unitholders.”
Bob Zahradnik, Chairman of Panther Energy, added, “We have created significant value in the Anadarko Basin, and we look forward to developing this area with a solid partner like LINN Energy. This divestiture is a tactical transaction to fund the substantial capital demands of our successful programs in the deepwater Gulf of Mexico and West Texas.”
Significant characteristics of the assets are:
▪	Net production of approximately 2,700 barrels of oil equivalent per day from approximately 170 producing wells;

▪	Proved reserves of approximately 10 million barrels of oil equivalent (45 percent oil, 37 percent proved developed);

▪	Total acreage position of 140,000 gross (44,000 net) acres; and

▪	More than 165 proved low-risk infill drilling locations.
Revised guidance has been posted to the Presentations section of LINN Energy’s website at www.linnenergy.com.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.8 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010 (pro forma for pending and closed 2011 acquisitions). More information about LINN Energy is available at www.linnenergy.com.
ABOUT PANTHER ENERGY AND RED WILLOW
The Southern Ute Growth Fund is the majority owner and funding partner of Panther Energy, LLC and the parent company of Red Willow. Panther and Red Willow have E&P and midstream operations throughout the Rockies, Mid-Continent, Permian Basin, West Texas and the Gulf of Mexico. The Growth Fund oversees the business of the Southern Ute Indian Tribe.

Scotia Waterous (USA) acted as financial advisor to Panther Energy Company, LLC and Red Willow Mid-Continent, LLC in this transaction.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN ENERGY, LLC
Investors:
Clay Jeansonne, Vice President — Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

PANTHER ENERGY, LLC
Bob Zahradnik, Chairman
970-563-5003

Berry J. Mullennix, President and Chief Executive Officer
918-551-7108